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EXHIBIT 5.01

[Letterhead of]
CRAVATH, SWAINE & MOORE LLP
[New York Office]

June 28, 2004

Bristol-Myers Squibb Company
$1,200,000,000
Floating Rate Convertible Senior Debentures due 2023

Ladies and Gentlemen:

        We have acted as counsel for Bristol-Myers Squibb Company, a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933 (the "Securities Act"), covering the resale by the holders thereof of up to $1,200,000,000 aggregate principal amount of the Floating Rate Convertible Senior Debentures due 2023 of the Company (the "Debentures"), and up to 46,511,640 shares of the Company's common stock, $.10 par value per share (the "Common Stock"), which may be issued upon conversion of the Debentures. The Debentures have been issued pursuant to the Indenture, dated as of October 1, 2003 (the "Indenture"), between the Company and JPMorgan Chase Bank, as trustee (the "Trustee").

        In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the Indenture and the Registration Statement.

        Based upon the foregoing, we are of opinion as follows:

        1.     The Indenture has been duly authorized, executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

        2.     The Debentures have been duly authorized and will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

        3.     The Debentures are convertible into Common Stock in accordance with the terms of the Indenture; the shares of Common Stock initially issuable upon conversion of the Debentures have been duly authorized and validly reserved for issuance upon such conversion of the Debentures, and such shares, when issued and delivered upon such conversion in the manner provided in the Indenture, will be validly issued, fully paid and nonassessable. As of the date hereof, holders of outstanding shares of Common Stock are not entitled to statutory preemptive rights in connection with the issuance of such shares upon such conversion.

        We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

        We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person (including by any person that acquires the securities from you) or for any other purpose. It may not be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,
/s/ CRAVATH, SWAINE & MOORE LLP

Bristol-Myers Squibb Company
    345 Park Avenue
        New York, New York, 10154

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  EXHIBIT 5.01